Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AMPLITUDE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Amplitude, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Amplitude, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law by the filing of its original certificate of incorporation on November 29, 2011 under the name Sonalight, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Amplitude, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. The total number of shares of capital stock of all classes that this corporation is authorized to issue is 1,220,000,000 which are divided into three classes, consisting of 600,000,000 shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), 600,000,000 shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

B. Preferred Stock. Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of this corporation (the “Board”) as hereinafter provided. Subject to the rights of the holders of any series of Preferred Stock and except as otherwise provided by law, any shares of Preferred Stock that may be redeemed, purchased or acquired by this corporation may be reissued by this corporation.

Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior, equal or junior to any other series of Preferred Stock to the extent permitted by law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, on an equal priority, pari passu basis, when, as and if declared by the Board, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board, unless different or disproportionate treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and Class B Common Stock, each voting as a separate class; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or options or rights to acquire shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, the holders of shares of Class A Common Stock shall receive shares of Class A Common Stock or options or rights to acquire (or securities convertible into or exchangeable or exercisable for) shares of Class A Common Stock, and the holders of shares of Class B Common Stock shall receive shares of Class B Common Stock or options or rights to acquire (or securities convertible into or exchangeable or exercisable for) shares of Class B Common Stock, and the payment of such dividends shall be deemed to have been made on an equal priority, pari passu basis.

2. Liquidation Rights. Subject to the rights of the holders of any series of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of this corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of this corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3. Redemption. The Common Stock is not redeemable at the option of the holder thereof.

4. Voting Rights. Holders of Class A Common Stock, as such, shall have the right to one vote for each such share. Holders of Class B Common Stock, as such, shall have the right to five (5) votes for each such share. Each holder of shares of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation (as the same may be amended and/or restated, the “Bylaws”). Except as otherwise expressly provided by this Restated Certificate of Incorporation (as the same may be amended and/or restated, the “Restated Certificate of Incorporation”) or as required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election or removal of directors) submitted to a vote of the stockholders of the corporation. There shall be no cumulative voting.

5. Subdivision or Combinations. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class.

6. Mergers, Consolidation or Other Transactions. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of this corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation of this corporation with or into any other entity, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of Class A Common Stock and Class B Common Stock is that any securities distributed to the holders of Class B Common Stock have five (5) times the voting power of any securities distributed to the holders of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class. In the event that the holders of shares of Class A Common Stock or Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger, consolidation or other transaction, then such consideration shall be deemed to have been made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class if the holders of all of such shares are granted identical election rights.

7. Equal Status. Except as expressly provided in this Article IV(C), Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

8. Conversion.

(a) Certain Definitions. As used in this Article IV(C), Section 8, the following terms shall have the following meanings:

(i) “Affiliate” means (i) with respect to any specified person that is an entity, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, managing member, officer, director or manager of such person and any venture capital, private equity, investment advisor or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person, and (ii) with respect to any specified person who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (a)(1) such natural person and (2) any spouse, registered domestic partner, lineal descendant (including any adopted lineal descendant), sibling, parent, grandparent or any lineal descendants of any of the foregoing (including any adopted lineal descendant), and any of the foregoing relations by virtue of marriage or registered domestic partnership relationship (including step-relations) (each a “Family Member” and, more than one such Family Member, “Family Members”) and (b) any custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of (1) such natural person or any one or more Family Members of such natural person or (2) any trust or other entity contemplated by subsections 8(c)(ii), (iii) and (iv) below.

(ii) “Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the registered holder of any shares of Class B Common Stock that are originally issued by this corporation after the Effective Time.

(iii) “Effective Time” means 3:00 p.m. (Eastern Time) on September 21, 2021.

(iv) “Founder” shall mean each of Curtis Liu, Spenser Skates and Jeffrey Wang, and “Founders” shall mean all of them.

(v)  “Incapacity” shall mean that such Founder is incapable of managing such Founder’s financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Founder has suffered an Incapacity, no Incapacity of such Founder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

(vi) “Transfer” shall mean, with respect to a share of Class B Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, after the Effective Time. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of this corporation at the request of the Board of Directors of this corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction; or (d) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee where the holder entering into the plan retains Voting Control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer, so long as in each of the foregoing clauses (a), (b), (c) and (d) no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

(vii)  “Voting Control” shall mean, with respect to a share of Class B Common Stock, the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(b) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of this corporation.

(c) Automatic Conversion upon Transfer. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share of Class B Common

Stock; provided, however, that no such automatic conversion shall occur (1) in the case of a Transfer by a Class B Stockholder of shares of Class B Common Stock with the prior written approval of this corporation or (2) in the case of a Transfer by a Class B Stockholder of any shares of Class B Common Stock to any of the persons or entities listed in clauses (i) through (vii) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for the benefit of such Class B Stockholder:

(i) a Family Member of such Class B Stockholder;

(ii) a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder and/or Family Members of such Class B Stockholder have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that such Transfer does not involve any payment of cash, securities, property or other consideration to the Class B Stockholder (other than as a settlor or beneficiary of such trust) and, provided, further, that in the event such Class B Stockholder and/or Family Members of such Class B Stockholder no longer have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(iii) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the Class B Stockholder and/or Family Members of such Class B Stockholder have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Class B Stockholder and/or Family Members of such Class B Stockholder no longer have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(iv) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case such Class B Stockholder and/or Family Members of such Class B Stockholder have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder and/or Family Members of such Class B Stockholder no longer have sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(v) a corporation, partnership or limited liability company in which such Class B Stockholder and/or Family Members of such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the Class B Stockholder and/or Family Members of such Class B Stockholder retain sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided, however, that in the event the Class B Stockholder and/or Family Members of such Class B Stockholder no longer own sufficient shares, partnership interests or membership interests, as applicable, or no longer have sufficient legally enforceable rights, to ensure the Class B Stockholder and/or Family Members of such Class B Stockholder retain sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(vi) from (A) a Founder or such Founder’s Affiliates to (B) another Founder or such other Founder’s Affiliates; or

(vii) an Affiliate of a Class B Stockholder, provided that the person or entity holding sole dispositive power and Voting Control with respect to the shares of Class B Common Stock being Transferred (the “Controlling Person”) retains, directly or indirectly, sole dispositive power and Voting Control with respect to the shares following such Transfer; provided further that in the event the Controlling Person no longer has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock Transferred to such Affiliate, each such share of Class B Common Stock Transferred to such Affiliate shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock unless such transaction is otherwise approved by this corporation.

(d) Automatic Conversion of Founder Shares. Each share of Class B Common Stock held of record by a Founder or by such Founder’s Permitted Transferees, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the earlier of (i) the death or Incapacity of such Founder or (ii) the date that is six (6) months following the date on which such Founder is no longer an employee or director of this corporation (unless such Founder has rejoined this corporation as an employee or a director during such six (6) month period) (each, a “Founder Conversion Date”).

(e) Final Conversion of Class B Common Stock. On the Final Conversion Date (as defined below) each outstanding share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, all shares of Class B Common Stock shall be automatically cancelled and retired and the reissuance of all shares of Class B Common Stock shall be prohibited. Following such retirement and cancellation, this corporation shall file a certificate of retirement with the Delaware Secretary of State, at which time all references to Class B Common Stock in this Restated Certificate of Incorporation shall be eliminated and the number of authorized shares of capital stock of this corporation and Class B Common Stock shall be reduced accordingly. “Final Conversion Date” means 5:00 p.m. in New York City, New York on the first day on or after the date that is six (6) months following the date on which no Founder is an employee or director of this corporation (unless a Founder has rejoined this corporation during such six (6) month period), provided that, if the Final Conversion Date would otherwise occur on a date on which the securities exchange on which this corporation’s shares are then principally listed or traded is not open for trading, the Final Conversion Date shall be deemed to occur on the first date on which such exchange is open for trading.

(f) Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Article IV(C), Section 8, such conversion shall be deemed to have been made at the time that this corporation’s transfer agent receives the written notice required, the time that the Transfer of such shares occurred, the Founder Conversion Date or the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class B Common Stock are to be issued, if any, shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were convertible. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article IV(C), Section 8 shall be automatically cancelled and retired and shall not be reissued. Notwithstanding anything to the contrary herein or otherwise, if any shares of Class B Common Stock outstanding and entitled to vote as of the record date for determining stockholders entitled to vote at any meeting of stockholders are converted into shares of Class A Common Stock after such record date but prior to the final adjournment of such meeting, the shares of Class B Common Stock so converted shall be deemed for purposes of determining the establishment of a quorum and for purposes of voting at such meeting to be outstanding and entitled to vote at such meeting as shares of Class B Common Stock.

(g) Reservation of Stock. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

9. Adjustment in Authorized Common Stock. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or the number of shares required to be reserved hereunder to effectuate the conversion of shares of Preferred Stock and the conversion of shares of Class B Common Stock into shares of Class A Common Stock) by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock of this corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate vote of the holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, subject to the rights of the holders of one or more outstanding series of Preferred Stock, voting as a separate series or together as a class with one or more other series, pursuant to the terms of this Restated Certificate of Incorporation.

10. Administration. This corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to this corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. All references in this Restated Certificate of Incorporation to a “certificate” or “certificates” representing shares of this corporation’s capital stock include a notice or notices of issuance of uncertificated shares.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend and repeal any or all of the Bylaws. In addition to any vote of the holders of any class or series of stock of this corporation required by applicable law or by this Restated Certificate of Incorporation, the adoption, amendment or repeal of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

A. Except as otherwise provided by this Restated Certificate of Incorporation or applicable law, the business and affairs of this corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by this corporation.

B. Subject to the rights of the holders of any outstanding series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Whole Board shall shorten the term of any incumbent director.

C. The directors (other than any directors elected by the holders of one or more outstanding series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). Each such class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board is authorized to assign members of the Board already in office to such classes of the Classified Board. The initial term of office of the Class I directors shall expire at this corporation’s first annual meeting of stockholders following the date on which shares of Common Stock are first publicly traded (the “Direct Listing Date”), the initial term of office of the Class II directors shall expire at this corporation’s second annual meeting of stockholders following the Direct Listing Date and the initial term of office of the Class III directors shall expire at this corporation’s third annual meeting of stockholders following the Direct Listing Date. At each annual meeting of stockholders following the Direct Listing Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office that expires at the third succeeding annual meeting of stockholders after their election.

D. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to this corporation given in writing or by electronic transmission. Subject to the special rights of the holders of any outstanding series of Preferred Stock, any director or the entire Board may be removed but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

E. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

F. During any period when the holders of any outstanding series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Restated Certificate of Incorporation, then upon commencement and for the duration of the period during which such right continues: (i) the number of directors fixed pursuant to Article VI(A) shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Whenever the holders of any series of Preferred Stock having any such right to elect one or more additional directors are divested of such right pursuant to the provisions of this Restated Certificate of Incorporation, the terms of office of such additional directors shall thereupon terminate (in which case each such additional director shall cease to be qualified as, and shall cease to be, a director) and the total number of directors of the corporation shall automatically be reduced accordingly.

G. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

A. Subject to the rights of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of this corporation must be effected at a duly called annual or special meeting of stockholders of this corporation and may not be effected by any consent in writing by such stockholders.

B. Special meetings of stockholders of this corporation may be called only by the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE VIII

A. To the fullest extent permitted by law, no director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

B. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of this corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE IX

Except as otherwise provided in this Restated Certificate of Incorporation, this corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of this corporation required by law or by this Restated Certificate of Incorporation:

A. The affirmative vote of the holders of at least 66-2/3% of the voting power of the then-outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles IV (subject to Section (C)9 of Article IV), V, VI, VII, VIII, this Article IX(A) and Article X.

B. So long as any shares of Class B Common Stock remain outstanding, this corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Restated Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of this Restated Certificate of Incorporation (i) that alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (ii) to provide for each share of Class A Common Stock to have more than one vote per share or any rights to a separate class vote of the holders of the shares of Class A Common Stock other than as provided by this Restated Certificate of Incorporation or required by the General Corporation Law; or (iii) to otherwise adversely affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; and

C. So long as any shares of Class A Common Stock remain outstanding, this corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Restated Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of this Restated Certificate of Incorporation to provide for each share of Class B Common Stock to have more than five (5) votes per share or for any rights to a separate class vote of the holders of shares of Class B Common Stock, other than as provided by this Restated Certificate of Incorporation or required by the General Corporation Law.

ARTICLE X

Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of this corporation to this corporation or this corporation’s stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Restated Certificate of Incorporation or Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim related to or involving this corporation that is governed by the internal affairs doctrine.

Unless this corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Nothing in this Restated Certificate of Incorporation shall preclude stockholders that assert claims under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

For the avoidance of doubt, the provisions of this Article X are intended to benefit and may be enforced by this corporation, its officers and directors, the underwriters of, or financial advisors in connection with, any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

A. To the fullest extent permitted by law, no officer of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of an officer, then the liability of an officer of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

B. Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article XI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of an officer of this corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

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THIRD: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 11th day of June, 2024.

AMPLITUDE, INC.

By:	/s/ Spenser Skates
Name:	Spenser Skates
Title:	Chief Executive Officer